Exhibit 99.1
AVANIR Pharmaceuticals Invites Investors to Its Fourth Quarter Conference Call on Monday, December 11, 2006
SAN DIEGO—(BUSINESS WIRE)—AVANIR Pharmaceuticals (NASDAQ:AVNR ) will webcast its quarterly conference call on Monday, December 11, 2006 at 8:00 a.m. Pacific / 11:00 a.m. Eastern. The call will be webcast live through AVANIR’s corporate website at www.avanir.com and will feature Eric Brandt, President and Chief Executive Officer, and Michael Puntoriero, Senior Vice President and Chief Financial Officer. A press release announcing the fourth quarter 2006 financial results will be released prior to the conference call the same day.
As of September 30, 2006, the Company estimates its unaudited cash and investments totaled approximately $24 million. For the fiscal year ended September 30, 2006, the Company estimates its unaudited operating loss will range between $60 - $65 million.
It is recommended that you go to AVANIR’s website at least 10 minutes in advance of the webcast to download any applicable software. For those who cannot listen to the live broadcast, the online replay will be available for 30 days, and a phone replay will be available through January 11, 2007, by dialing 800-642-1687 (domestic) and 706-645-9291 (international) and entering the passcode 1171808.
About AVANIR
AVANIR Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. AVANIR’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. AVANIR currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com. Zenvia™, AVANIR’s lead product candidate, is under development for the treatment of involuntary emotional expression disorder. Additionally, AVANIR has initiated a Phase III clinical trial with Zenvia as a potential treatment for patients with painful diabetic neuropathy. AVANIR has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease. The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about AVANIR can be found at www.avanir.com.

Forward Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. Risks and uncertainties also include the risks set forth in AVANIR’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from AVANIR upon request. AVANIR disclaims any intent or obligation to update these forward-looking statements.
Contact:
AVANIR Pharmaceuticals
Patrick O’Brien, 858-622-5216
pobrien@avanir.com
or
Patrice Saxon, 858-622-5202
psaxon@avanir.com

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